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                                                                     EXHIBIT 5.1


                                March 22, 2004


Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, CA 95131-2313

               REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-112858)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3/A to be filed by you with the Securities and Exchange Commission on or about March 22, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares") to be sold by you and by certain shareholders listed in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

     It is our opinion that the Shares, when sold by you and the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                Sincerely,

                                Heller Ehrman White & McAuliffe LLP

                                /s/ Heller Ehrman White & McAuliffe LLP